EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

THE CHILDREN'S PLACE RETAIL STORES, INC. REPORTS JANUARY & FISCAL
2004 SALES RESULTS

- The Children's Place January Sales Increased 34%; Comparable Store Sales Increased 21% -
- Company Now Anticipates Fourth Quarter Earnings of Approximately $0.86 Per Share Versus
$0.55 Per Share Last Year -
- Company Now Anticipates FY05 Earnings Per Share of $2.05 -

Secaucus, New Jersey – February 3, 2005 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), today announced total sales of $78.7 million for the four-week period ended January 29, 2005, a 99% increase over sales of $39.6 million for the same period last year. January sales include $25.6 million from the recently acquired Disney Store business in the United States and Canada. Comparable store sales for The Children’s Place stores increased 21% on top of a 6% increase in January 2004.

           Total sales for the thirteen-weeks ended January 29, 2005, were $462.0 million, a 97% increase from sales of $234.6 million for the same period last year. Fourth quarter sales results include 10 weeks of sales totaling $163.4 million from the Disney Store North America. Comparable store sales for The Children’s Place increased 17% for the period on top of a 9% increase in the same period last year. During the fourth quarter, the Company opened 17 Children’s Place stores and closed one. In addition, the Company closed seven Disney Stores, as planned.

           For the fiscal year ended January 29, 2005, total sales increased 45% to $1.157 billion from $797.9 million last year. Comparable store sales for The Children’s Place stores increased 16% for the year, on top of a 4% increase last year. In fiscal 2004, the Company opened 62 Children’s Place stores and closed three. In addition, the Company closed seven Disney Stores.

           "Our January sales result cap off a year of strong sales and earnings increases," said Ezra Dabah, Chairman and Chief Executive Officer of The Children’s Place Retail Stores, Inc. “Throughout the year our performance has been driven by significant transaction growth, as more and more consumers embrace our brand. The consistent execution of our strategies by our team has led to increased market share gains and has established The Children’s Place among the leading specialty retailers in the newborn to age 10 category. Both The Children’s Place and The Disney Store are poised for strong, profitable growth, and we look forward to building on our positive momentum.”

           The Company stated that based on January sales results, it now anticipates record fourth quarter earnings of approximately $0.74 per share from The Children’s Place, and approximately $0.12 per share from the Disney Store business. The anticipated accretion from the Disney Store is before an anticipated one-time, extraordinary non-cash gain related to negative goodwill, and excludes any non-cash purchase accounting charges associated with the acquisition.

           Looking ahead, the Company now anticipates earnings per share of approximately $2.05 in fiscal 2005.

           In conjunction with The Children’s Place January sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, February 10, 2005. To access the call, please visit the Company’s website, www.childrensplace.com, or dial (402) 220-1182.

           The Children’s Place plans to report full fourth quarter results on Thursday, March 10, 2005. The Company will host a conference call on that date to be broadcast live via webcast at 10:00 a.m. Eastern Time. Interested parties can access the webcast via the Company’s website, www.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has taken place and will be available through Thursday, March 17, 2005.

           The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise, ages newborn to ten years old. The Company designs, contracts to manufacture and sells high-quality, value-priced apparel and accessories under the “The Children’s Place” brand name. As of January 29, 2005, the Company operated 750 stores: 689 stores in the United States, 55 stores in Canada and six stores in Puerto Rico, and sells The Children’s Place merchandise through its virtual store located at www.childrensplace.com. The Company also owns the subsidiary that operates the Disney Stores in North America, which consists of 293 stores in the United States and 13 stores in Canada.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children's Place Seth Udasin, Chief Financial Officer, (201) 558-2409 Heather Anthony, Director, Investor Relations, (201) 558-2865

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